SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                              [Amendment No.   ]

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                              RITE AID CORPORATION
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                (Name of Registrant as Specified in Its Charter)


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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


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    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


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*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
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                                     [LOGO]   RITE
                                              AID

      RITE AID CORPORATION
      P. O. BOX 3165
      HARRISBURG, PENNSYLVANIA 17105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 1996 ANNUAL MEETING of the stockholders of Rite Aid Corporation will be held at the Radisson Penn Harris Hotel & Convention Center, 1150 Camp Hill Bypass, Camp Hill, Pennsylvania 17011, on June 26, 1996 at 11:00 a.m. for the following purposes:

1. To elect three directors to hold office until the 1999 Annual Meeting of Stockholders and to elect one director to hold office until the 1997 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2. To consider a stockholder proposal to redeem preferred stock purchase rights issued in 1989 unless issuance is approved by the stockholders.

3. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on May 10, 1996 as the record date for the meeting. Only stockholders of record as of that date are entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

The accompanying form of proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.


                                          By order of the Board of Directors
                                          I. Lawrence Gelman,
                                          Vice President and Secretary

                                          Camp Hill, Pennsylvania
                                          May 23, 1996

              PLEASE COMPLETE AND RETURN YOUR SIGNED PROXY CARD

    Please complete and promptly return your proxy in the envelope provided. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.
- -----------------------------------------------------------------------------

                     RITE AID CORPORATION PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Rite Aid Corporation, a Delaware corporation (the "Company"), for use at the Company's 1996 Annual Meeting of Stockholders (the "Meeting") to be held at the Radisson Penn Harris Hotel & Convention Center, 1150 Camp Hill Bypass, Camp Hill, Pennsylvania 17011, on June 26, 1996 at 11:00 a.m. or any adjournment or postponement thereof for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are being mailed to stockholders on or about May 23, 1996. Only stockholders of record at the close of business on May 10, 1996 shall be entitled to notice of and to vote at the Meeting.

If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted FOR the nominees of the Board of Directors in the election of directors and AGAINST the stockholder proposal as indicated in the accompanying notice. Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so other than the aforementioned stockholder proposal. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

On May 10, 1996, the Company had outstanding and entitled to vote 83,880,661 shares of Common Stock. There must be present at the Meeting in person or by proxy holders of 41,940,331 shares to constitute a quorum for the Meeting. Proxies marked "Abstain" are included in determining a quorum, but broker proxies which have not voted on a particular proposal are not included in determining a quorum with respect to that proposal. Each holder of Common Stock is entitled to one vote per share of Common Stock held of record by him on the record date. There is no cumulative voting in the election of directors.

Directors will be elected by a plurality of votes cast. Abstentions and broker non-votes are not treated as votes cast in the election of directors, and thus are not the equivalent of votes cast against a nominee. The affirmative vote of the holders of a majority of the Company's Common Stock present at the Meeting in person or by proxy and entitled to vote is required to approve other matters. An abstention will be counted as present at the Meeting and is the equivalent of a vote against (i.e., to take affirmative action, the number of affirmative votes must exceed the combined number of "no" votes and abstentions). Broker non-votes on any matter other than the election of directors will not be counted as shares present at the Meeting, nor will they affect the vote with respect to that matter.

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 10, 1996, certain information concerning the beneficial shareholdings of each director, each nominee for director, each executive officer named in the Summary Compensation Table appearing elsewhere herein and by all directors and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his name, except as otherwise noted. Except as set forth below, no person was known by the Company to own beneficially more than five percent (5%) of the Company's outstanding Common Stock.

                                                        Number of
                                                      Common Shares
               Beneficial Owners                  Beneficially Owned(1)    Percent of Class
 ----------------------------------------------   ----------------------   ----------------
Alex Grass  ...................................         2,190,605(2)             2.6%
Franklin C. Brown  ............................           285,163(3)               *
Martin L. Grass  ..............................         1,559,509(4)             1.9%
Nancy A. Lieberman  ...........................             1,000                  *
Philip Neivert  ...............................         1,458,113(5)             1.7%
Leonard Stern  ................................             2,000                  *
Henry Taub  ...................................             2,000                  *
Preston Robert Tisch  .........................             2,000                  *
Gerald Tsai, Jr.  .............................             1,000                  *
Timothy J. Noonan  ............................           150,808                  *
Frank M. Bergonzi  ............................            64,000                  *
Kevin J. Mann  ................................            15,000                  *
FMR Corp.
82 Devonshire Street
Boston, MA 02109  .............................         6,142,842(6)             7.3%
Chancellor Capital Management, Inc.
Chancellor Trust Company
1166 Avenue of the Americas
New York, NY 10036  ...........................         5,348,654(7)             6.4%
Putnam Investments, Inc.
One Post Office Square
Boston, MA 02109  .............................         4,563,740(8)             5.4%
Scudder, Stevens & Clarke, Inc.
345 Park Avenue
New York, NY 10154  ...........................         5,225,875(9)             6.2%
All executive officers and directors (23 persons)       5,064,491 (2)(3)(4)(5)   6.0%


- ------
* Percentage less than 1% of class.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.


(2) Includes 519,096 shares of Common Stock held in trust for the benefit of Mr. Grass' children and of which Mr. Grass is a trustee, and includes 68,952 shares of Common Stock owned by the Grass Family Foundation of which Mr. Grass is a director. Also includes 385,284 shares of Common Stock held in trust for the benefit of Lois Grass and of which Mr. Grass is an alternate trustee, and 400,000 shares owned by Grass Family Partnership, Ltd. of which partnership Mr. Grass is a limited partner.

(3) Includes 175,163 shares owned by Mr. Brown's wife as to which Mr. Brown disclaims any beneficial interest. All options and stock-based awards held by Mr. Brown have been assigned to his wife and children and he disclaims any beneficial interest in those shares.


(4) Includes 84,574 shares held in trusts for Mr. Grass' benefit and of which Mr. Grass is a co-trustee. Includes 400,000 shares owned by Grass Family Partnership, Ltd. of which partnership Mr. Grass is a general partner. Also includes 385,284 shares held in trust for the benefit of Lois Grass of which trust Mr. Grass is a co-trustee. In addition, Mr. Grass is the beneficiary of a trust which holds 129,774 shares of Common Stock; these shares are not included in the total.

(5) Includes 720,000 shares held in trust as to which Mr. Neivert is both a co-trustee and a co-beneficiary. Mr. Neivert's wife owns 382,749 shares. Mr. Neivert disclaims any beneficial interest in those shares owned by his wife.

(6) FMR Corp., through its wholly-owned subsidiary, Fidelity Management & Research Company, a registered investment advisor, and through its wholly-owned subsidiary, Fidelity Management Trust Company, a bank, is deemed to beneficially own 6,142,842 shares, as to which it has sole dispositive power over all of the shares and sole voting power as to 481,835 of the shares. This information is derived from a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission.

(7) Chancellor Capital Management, Inc. and Chancellor Trust Company, as investment advisors for various fiduciary accounts, have sole dispositive and voting power over all of the shares. This information is derived from a Schedule 13G filed by Chancellor Capital Management, Inc. and Chancellor Trust Company with the Securities and Exchange Commission.


(8) Putnam Investments, Inc., through its wholly-owned subsidiaries, Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., registered investment advisors, is deemed to have shared dispositive power over all of the shares and shared voting power with respect to 51,000 of such shares. This information is derived from a Schedule 13G filed by Putnam Investments, Inc. on behalf of itself and Putnam Investment Management, Inc., The Putnam Advisory Company, Inc. and Marsh & McLennan Companies, Inc., the parent of Putnam Investments, Inc., with the Securities and Exchange Commission.

(9) Scudder, Stevens & Clarke, Inc., a registered investment advisor ("SS&C"), has sole dispositive power over all of the shares, sole voting power as to 1,144,495 of the shares and shared voting power as to 2,633,300 of the shares. SS&C disclaims beneficial ownership of these shares. This information has been derived from a Schedule 13G filed by SS&C with the Securities and Exchange Commission.


                            ELECTION OF DIRECTORS

The Company's By-Laws provide that the Board of Directors may be composed of up to a maximum of fifteen members. Traditionally, the Board has operated with fewer directors. The Board is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. Three of the directors to be elected at this Meeting will hold office until the 1999 Annual Meeting of Stockholders and one director will hold office until the 1997 Annual Meeting of Stockholders. The remaining directors will be elected at the 1997 and 1998 Annual Meetings of Stockholders. Of the present nominees for director to be elected at this Meeting, Leonard Stern and Timothy J. Noonan, nominees for terms expiring in 1999, and Henry Taub, the nominee for the term expiring in 1997, currently serve as directors of the Company. The Board has also nominated Nancy A. Lieberman to serve as a director for the term expiring in 1999. In light of Ms. Lieberman's nomination, Mr. Taub, whose term also expires in 1996, has been nominated to serve in the class of directors with terms expiring in 1997. Although there are fewer nominees for election than the number allowed pursuant to the By-Laws of the Company, proxies cannot be voted for a greater number of persons than the four nominees named above.

Management believes that all of its nominees are willing and able to serve the Company as directors. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment. The Board of Directors does not have a nominating committee.

The following is a brief description of the nominees for election as directors and of the other directors of the Company.

                            NOMINEES FOR DIRECTOR
                             TERM TO EXPIRE 1999

TIMOTHY J. NOONAN was appointed a Director of the Company on March 4, 1995 concurrently with his election as President and Chief Operating Officer. Prior to March 4, 1995, and for more than five years, Mr. Noonan was Executive Vice President of the Company. Age 54.

NANCY A. LIEBERMAN has been a partner for more than five years in the law firm of Skadden, Arps, Slate, Meagher & Flom, which from time to time has provided legal counsel to the Company. Age 39.

LEONARD STERN is Chairman of the Board of The Hartz Group, Inc. and affiliated companies, a position he has held since 1979. Mr. Stern has been a member of the Board of Directors of the Company since 1986. Age 58.

                             NOMINEE FOR DIRECTOR
                             TERM TO EXPIRE 1997

HENRY TAUB became Honorary Chairman of the Board of Automatic Data Processing, Inc. in 1986. He had been Chairman of the Board of A.D.P., Inc. since 1983. Mr. Taub has been a member of the Board of Directors of the Company since 1984. He is also director of Hasbro, Inc. Age 68.

                        DIRECTORS CONTINUING IN OFFICE
                             TERM TO EXPIRE 1998

ALEX GRASS, Founder of the Company, has been Honorary Chairman of the Board of Directors and Chairman of the Board's Executive Committee since March 4, 1995 when he retired as Chairman of the Board and Chief Executive Officer, positions he held since the founding of the Company. He is also director of Hasbro, Inc. Mr. Grass is the father of Martin Grass. Age 68.

PHILIP NEIVERT is a private investor whose operations are based in Rochester, New York. Mr. Neivert has been a member of the Board of Directors of the Company since 1969. Age 70.

GERALD TSAI, JR. is Chairman, President and Chief Executive Officer of Delta Life Corporation, a position he has held since February 1993. He had been Chairman of the Executive Committee of the Board of Directors of Primerica Corporation (formerly American Can Company) from December 1988 until April 1991. For the years 1987 and 1988, Mr. Tsai had been Chairman and Chief

Executive Officer of Primerica. Prior thereto he had been Vice Chairman and Chief Executive Officer. Mr. Tsai is also a director of Proffitt's Inc., Triarc Companies, Sequa Corporation and Zenith National Insurance Corp., and a trustee of Meditrust. Mr. Tsai has been a member of the Board of Directors of the Company since 1987. Age 67.

                        DIRECTORS CONTINUING IN OFFICE
                             TERM TO EXPIRE 1997

FRANKLIN C. BROWN is Executive Vice President and Chief Legal Counsel of the Company. Prior to his appointment as Executive Vice President in April, 1993, Mr. Brown served the Company for 13 years as Senior Vice President and General Counsel. Mr. Brown has been a member of the Board of Directors of the Company since 1981. Age 68.

MARTIN L. GRASS has been Chairman of the Board and Chief Executive Officer of the Company since March 4, 1995. Previously, Mr. Grass was President and Chief Operating Officer since April 1989, had been Executive Vice President for three years and prior thereto, had served as Senior Vice President. He has served the Company in various capacities since 1978. Mr. Grass has been a member of the Board of Directors of the Company since 1982. He is the son of Alex Grass. Age 42.

PRESTON ROBERT TISCH has been Co-Chairman and Co-Chief Executive Officer of Loews Corporation since October 18, 1994. He was President and Co-Chief Executive Officer of Loews Corporation from March 1988 to October 1994. In addition, since March 1991 he has been Chairman of the Board of the N.Y. Football GIANTS, Inc. From August 1986 to March 1988, he was Postmaster General of the United States. Prior thereto, he had been President and Chief Operating Officer of Loews Corporation. Mr. Tisch has been a member of the Board of Directors of the Company since 1988. Mr. Tisch is also a director of Loews Corporation, CNA Financial Corporation, Bulova Watch Co., and Hasbro, Inc. Age 70.

COMMITTEES OF THE BOARD OF DIRECTORS


The Board's Audit Committee, which held three meetings during the last fiscal year, oversees management's fulfillment of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It recommends appointment of the Company's independent public accountants and oversees the activities of the Company's internal audit function. To ensure independence, the independent public accountants and internal auditors meet with the Audit Committee with and without the presence of management representatives. Its current members are Philip Neivert, Henry Taub and Gerald Tsai, Jr.

The Board's Compensation Committee met twice during the last fiscal year for the purpose of evaluating key officers' salaries and bonuses. Members of the Compensation Committee during the last fiscal year were Philip Neivert, Leonard Stern and Gerald Tsai, Jr. See "Report of the Compensation Committee on Executive Compensation."

DIRECTORS' ATTENDANCE AT MEETINGS

The Board of Directors meets regularly four times each year. The Board also is available for interim meetings. Each incumbent director of the Company attended at least 75% of the meetings of the Board of Directors and meetings held by all committees on which such director served.

DIRECTORS' FEES

Each director who is not also an officer and full-time employee of the Company received an annual director fee in the amount of $25,000. Directors who are officers and full-time employees of the Company receive no separate compensation for service as a director or committee member. Members of the Audit Committee and the Compensation Committee are each paid $1,000 for attendance at each formal meeting. Additionally, the Chairmen of the Audit Committee and the Compensation Committee are paid an annual fee of $2,500. Board members are also reimbursed for travel and lodging expenses associated with attending Board and Committee meetings. In fiscal year 1995, each of the Company's non-employee directors was granted a restricted stock award of 1,000 shares of Common Stock. The award vests upon the earlier of the third anniversary of the grant date and the date when the non-employee director retires from the Board of Directors. In addition, Alex Grass, Honorary Chairman and a director of the Company, provided consulting services to the Company during fiscal year 1996 for which he was paid $400,000.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years ended March 2, 1996, March 4, 1995 and February 26, 1994, the annual and long-term compensation paid or accrued by the Company and its subsidiaries to the Company's Chief Executive Officer and to the four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000.

                                             Annual                                         Long-Term
                                          Compensation                                     Compensation
                        -------------------------------------------------  -------------------------------------------
                                                                 Other                                                      All
                                                                 Annual      Restricted     Securities                     Other
Name and                                                        Compen-        Stock        Underlying         LTP        Compen-
Principal                Fiscal                                  sation        Awards        Options/        Payouts       sation
Position                  Year      Salary($)     Bonus($)(1)    ($)(2)         ($)          SARs(#)         ($)(3)        ($)(4)
- --------------------   --------   ------------    ----------   ---------   ------------   ------------    ------------   ---------
Martin L. Grass  ....     1996      $1,000,000     $600,000        --            --          200,000       $2,875,000      $2,000
 Chairman and Chief       1995      $  927,000     $165,000        --            --          200,000       $   87,500      $2,000
 Executive Officer        1994      $  900,000          --         --            --              --               --       $2,000

Timothy J. Noonan  ..     1996      $  500,000     $300,000        --            --           55,000       $1,150,000      $2,000
 President and Chief      1995      $  299,854     $ 82,500        --            --           55,000       $   26,250      $2,000
 Operating Officer        1994      $  288,554          --         --            --              --               --       $2,000

Franklin C. Brown  ..     1996      $  450,000     $243,000        --            --           55,000       $1,437,500      $2,000
 Executive Vice           1995      $  417,846     $ 82,500        --            --           55,000       $   13,125      $2,000
 President                1994      $  400,925          --         --            --              --               --       $2,000

Frank M. Bergonzi  ..     1996      $  345,000     $186,000        --            --           32,000       $  718,750      $2,000
 Executive Vice           1995      $  295,000     $ 82,500        --            --           32,000              --       $2,000
 President                1994      $  257,692          --         --            --              --               --       $2,000

Kevin J. Mann  ......     1996      $  258,962     $136,867        --            --           20,000       $  287,500      $2,000
 Executive Vice           1995      $  234,007     $ 37,500        --            --           20,000              --       $2,000
 President                1994      $  212,289          --         --            --              --               --       $2,000


- ------
(1) Represents annual performance bonuses determined by the Compensation Committee of the Board of Directors under the Annual Performance-Based Incentive Program. See "Report of the Compensation Committee on Executive Compensation." Bonuses are paid in the fiscal year following the fiscal year in which they are earned.

(2) Did not exceed, for each named officer, the lesser of $50,000 or ten percent of such officer's total annual salary and bonus for such year.

(3) Represents cash payments made by the Company to the named persons in consideration for their continuing in the Company's employment for a five year period which ended in fiscal year 1996, which payments were calculated on the basis of the appreciation in the market price of the Company's Common Stock over the five year period.

(4) Represents amounts paid by the Company on behalf of the named persons in connection with the Company's Profit Sharing Plan.


STOCK OPTION HOLDINGS

The following tables set forth certain information concerning stock options and stock options in tandem with stock appreciation rights ("SARs") granted to and exercised by the persons named in the Summary Compensation Table above during fiscal year 1996 and unexercised stock options held by such persons at the end of fiscal year 1996.

                    OPTION GRANTS DURING FISCAL YEAR 1996

                                                                                          Potential Realizable
                                                                                            Value at Assumed
                                      Percentage of                                   Annual Rates of Stock Price
                       Number of          Total                                              Appreciation
                       Securities     Options/SARs      Exercise or                       for Option Terms (4)
                       Underlying        Granted         Base Price     Expiration   ----------------------------
Name(1)               Options (2)    in Fiscal 1996    ($/Share) (3)       Date           5%($)          10%($)
 ------------------   ------------   ---------------    -------------   ------------   ------------   ------------
Martin L. Grass  ..     200,000           24.3%            24.781         1/06/03       $2,017,671     $4,702,032
Timothy J. Noonan .      55,000            6.7%            24.781         1/06/03       $  554,860     $1,293,059
Franklin C. Brown .      55,000            6.7%            24.781         1/06/03       $  554,860     $1,293,059
Frank M. Bergonzi .      32,000            3.9%            24.781         1/06/03       $  322,827     $  752,325
Kevin J. Mann  ....      20,000            2.4%            24.781         1/06/03       $  201,767     $  470,203

- ------
(1) See Summary Compensation Table for titles of the persons named above.

(2) The options listed in the table were issued as the result of the attainment of certain performance objectives as determined by the Compensation Committee of the Board of Directors when the 1993 Accelerating Vesting Options were granted.

(3) All options were granted at fair market value at date of grant.

(4) Gains are reported net of option exercise price but before taxes associated with exercise. These amounts represent assumed rates of appreciation only. Actual gains, if any, on the options are dependent upon future performance of the Common Stock, and the amounts reflected on the table may not necessarily be achieved. The Company did not use an alternative formula for a grant date valuation insofar as the Company is not aware of any formula which would determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain is possible without appreciation in the market price of the Common Stock, which will benefit all stockholders of the Company commensurably.


      OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR END OPTION VALUES

                                                        Number of Unexercised              Value of Unexercised
                                                          Options at Fiscal                In The Money Options
                                                               Year End                  at Fiscal Year End ($)(3)
                                           Value     ---------------------------       ----------------------------
                      Shares Acquired     Realized
Name (1)                on Exercise        $ (2)     Exercisable / Unexercisable        Exercisable / Unexercisable
- ---------             ---------------   ----------   ---------------------------        ---------------------------
Martin L. Grass  ..         --              --        400,000            500,000        $5,200,000       $5,058,750
Timothy J. Noonan .         --              --        110,000            137,500        $1,430,000       $1,391,156
Franklin C. Brown .         --              --        110,000            137,500        $1,430,000       $1,391,156
Frank M. Bergonzi .         --              --         64,000             80,000        $  832,000       $  809,400
Kevin J. Mann  ....       25,000         $373,750      15,000             50,000        $  195,000       $  505,875

- ------
(1) See Summary Compensation Table for titles of the persons named above.

(2) Calculated by subtracting the exercise price from the fair market value of the underlying shares on the exercise date. May be paid as appreciation rights at the option of the Compensation Committee.

(3) Calculated by subtracting the exercise price from the market price at March 2, 1996.

LONG-TERM INCENTIVE PLAN

   The following table sets forth certain information concerning long-term incentive awards made by the Company to the persons named in the Summary Compensation Table above during fiscal year 1996.




                         Number of                                    Estimated Future Payout
                          Shares,        Performance or Other  Under Non-Stock Price-Based Plans (3)
                         Units or           Period Until       -------------------------------------
                       Other Rights        Maturation or        Threshold     Target      Maximum
      Name (1)            (#)(2)               Payout              (#)          (#)         (#)
 ------------------   ---------------   --------------------    -----------   --------   ---------
Martin L. Grass  ..       500,000           FY1996-1999          100,000        --        500,000
Timothy J. Noonan .       300,000           FY1996-1999           60,000        --        300,000
Franklin C. Brown .       150,000           FY1996-1999           30,000        --        150,000
Frank M. Bergonzi .       150,000           FY1996-1999           30,000        --        150,000
Kevin J. Mann  ....       150,000           FY1996-1999           30,000        --        150,000

- ------
(1) See Summary Compensation Table for titles of the persons named above.

(2) Represents shares of the Company's Common Stock.

(3) Represents the number of shares of the Company's Common Stock which will be issued to the named person (or, at the discretion of the Board of Directors, the equivalent value of such shares paid in cash) depending upon the percentage increase in the earnings per share of the Company over the measurement period, calculated at 8% per annum for the Threshold Payout and at 12.5% per annum for the Maximum Payout.


DEFERRED COMPENSATION PROGRAM

   The Company has established a Deferred Compensation Program (the "Program") in which employees of the Company with the position of Vice President or higher are entitled to participate. Under the Program, eligible participants generally are entitled, upon retirement at age 65 or upon death, to receive an annual benefit payable over fifteen years, equal to a percentage (ranging from 40% to 60% depending upon the participant's position with the Company) of the average of the three highest base annual salaries received by the participant during the ten year period prior to the year in which the event giving rise to the payment of deferred compensation occurs. The percentage of the average annual compensation payable under the Program to each of the persons named in the Summary Compensation Table above is 60%.

                          RELATED PARTY TRANSACTIONS

   The Company rents 74,200 square feet of storage space at a warehouse owned by Realm R.R. Avenue Partnership, of which both Alex Grass and Martin L. Grass are general partners. Annual rental paid to the Partnership by Rite Aid during fiscal year 1996, which included a pro rata portion of common area charges, real estate taxes and insurance, amounted to $230,234. The current lease term expires in August 1997.


   In January 1996, the Company acquired from S. Robert Grass and Rosalie A. Grass all of the outstanding stock of White Shield, Inc., a corporation which owned 14 drugstores, for a cash purchase price of approximately $1,000,000.
S. Robert Grass is the brother of Alex Grass.


                     REPORT OF THE COMPENSATION COMMITTEE
                          ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors (the "Committee"), composed of outside directors of the Board of Directors of the Company, reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board with respect to executive compensation policies. The Compensation Committee is empowered by the Board to award appropriate bonuses and to recommend to the Board those executive officers to whom stock options and stock appreciation rights ("SARs") should be granted and the number of shares of common stock to which such options and SARs should be subject.

   The Committee has access to independent compensation data and is authorized, if determined appropriate in any particular case, to engage outside compensation consultants.

   The objectives of the Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of corporation performance.


   The executive compensation program is generally composed of base salary, discretionary performance bonuses and long term incentives in the form of stock options, SARs, stock based awards and restricted stock warrants. The compensation program also includes various benefits, including a deferred compensation program described elsewhere herein, health insurance plans and programs and pension and profit sharing and retirement plans in which substantially all of the Company's employees participate.

   Base salary for the Company's executive officers are competitively set relative to salaries of officers of companies comparable in business and size, including three companies in the NACDS Index reproduced below as well as other publicly owned retail companies similar in size to the Company. In each instance, base salary takes into account individual experience and performance specific to the Company. The Committee generally attempts to provide compensation approximating the median of comparable companies. Except for increases associated with promotions or increased responsibility, increases in base salaries for executive officers of the Company from year to year are limited to adjustments to reflect increases in the rate of inflation.


   The Committee is aware that a recent amendment to the Internal Revenue Code of 1986 treats certain elements of executive compensation in excess of $1 million a year as an expense not deductible by the Company for federal income tax purposes. At the present time, no executive officer's compensation exceeds the cap on deductibility. To the extent compensation to an executive officer exceeds the cap in the future, the Committee will consider the facts and circumstances at that time to reach a determination regarding the impact of the cap on such compensation.

   The Committee is empowered to recommend for full Board approval the payment of cash performance bonuses to employees, including executive officers, of the Company. During fiscal year 1995, the Committee established the Annual Performance-Based Incentive Program (the "Annual Incentive Plan"). The purpose of the Annual Incentive Plan is to provide an incentive for executives of the Company and to reward them in relation to the degree to which specified earnings goals are achieved, as measured by year to year growth and earnings per share. Each year, the Committee determines a range of growth and earnings per share over the previous year. Additionally, a targeted incentive as a percentage of salary is determined each year by the Committee, ranging from a maximum of 50% for the Chief Executive Officer to 15% depending on executive position. Depending upon the actual worth and earnings per share during such year, participants are entitled to a percentage, ranging from 0% to 200%, of the targeted incentive award fixed by the Committee. For fiscal year 1996, the earnings goals as set by the Committee were achieved and, consequently, certain bonuses were paid in fiscal year 1997 to the executive officers who were participants in the Plan during fiscal year 1996.

   The Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants stock options to the Company's employees, including executive officers. Stock options are granted typically at prevailing market price and, therefore, will only have value if the Company's stock price increases over the exercise price. The Committee believes that the grant of stock options provides a long term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure Company performance. The terms of options granted by the Board of Directors, including vesting, exercisability and option term, are determined by the Committee, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer of the Company, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry and size.

   For information regarding these and other options held by the Company's executive officers, reference is made to the tables set forth in the Proxy Statement under the caption "Compensation of Executive Officers."

Compensation Committee
Philip Neivert
Leonard Stern
Gerald Tsai, Jr.

                           STOCK PERFORMANCE GRAPH

   The graph below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and NACDS Peer Group Index over the same period (assuming the investment of $100 in the Company's Common Stock and such indices on March 2, 1991 and reinvestment of dividends).

   The NACDS Peer Group Index is compiled by the National Association of Chain Drug Stores and includes: Arbor Drugs, Inc.; Big B, Inc.; Drug Emporium, Inc.; Fays Incorporated; Genovese Drug Stores; Longs Drug Stores; Revco D.S., Inc.; Rite Aid Corporation; and Walgreen Co.



   $250|-----------------------------------------------------------------|
       |                                                                 |
       |                                                            *    |
   $200|------------------------------------------------------------&----|
D      |                                                            #    |
O      |                                                                 |
L  $150|------------------------------------------------*&---------------|
L      |                        &           &                            |
A      |              *&        *           *           #                |
R  $100|---*&#--------#---------#-----------#----------------------------|
S      |                                                                 |
       |                                                                 |
    %50|-----------------------------------------------------------------|
       |                                                                 |
       |                                                                 |
     $0|----|---------|---------|-----------|-----------|-----------|----|
          1991      1992      1993        1994        1995        1996




                  1991       1992      1993        1994        1995       1996
                  ----       ----      ----        ----        ----       ----
       NACDS * =   $100      $113      $118        $128        $151       $208
   S & P 500 & =   $100      $116      $128        $139        $149       $201
    RITE AID # =   $100      $104      $101        $101        $134       $175

                             STOCKHOLDER PROPOSAL

PROPOSED REDEMPTION OF PREFERRED STOCK PURCHASE RIGHTS:


Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square, New York, NY 10003, which is a stockholder of record of shares of Common Stock constituting in excess of $1,000 in market value, has advised that it intends to introduce the following resolution at the meeting:

    "RESOLVED, that the stockholders of Rite Aid Corporation ("Rite Aid" or the "Company") request the Board of Directors to redeem preferred stock purchase rights issued in 1989 unless such issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the stockholders to be held as soon as may be practicable."

The reasons given by such stockholder in support of such resolution are as follows:

    "On April 5, 1989, the Board of Directors of Rite Aid declared, without stockholder approval, a dividend of preferred stock purchase rights ("rights"). We strongly believe that such rights are a type of anti-takeover device, commonly known as a poison pill, which injures stockholders by reducing management accountability and adversely affecting stockholder value.

    The stockholders of the Company believe that the terms of the rights are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all stockholders benefit from any proposal to acquire the Company, the stockholders do not believe that the future possibility of a takeover justifies the unilateral implementation of such a poison pill.

    Rather, we believe that it is the stockholders who should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management. Rights plans such as the Company's have become increasingly unpopular in recent years.

    The negative effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) was prepared by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the effect of poison pills on the wealth of target stockholders. It states that "empirical tests, taken together, show that poison pills are harmful to target shareholders, on net." A 1992 study by

    Professor John Pound of Harvard's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

    At the 1994 annual meeting 63.5% of the voting shares were cast in favor of this proposal. The resolution was resubmitted to the stockholders for a vote in 1995, but the Company improperly excluded it from the proxy materials sent to its stockholders.

    We therefore resubmit this stockholder proposal based upon our continuing belief that the unilateral and undemocratic adoption of the rights plan by the Company was unjustified and that the continued existence of such a rights plan is unjustified and not in the best interests of the stockholders. We believe that the preferred share rights should either be redeemed or voted on by stockholders.

    WE URGE YOU TO VOTE FOR THIS RESOLUTION!"


THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS RESOLUTION FOR THE FOLLOWING REASONS:

The Stockholder Proposal is intended to encourage the Company's Board of Directors to redeem the Preferred Stock Purchase Rights that all stockholders possess under the Company's Stockholder Rights Plan (the "Rights Plan"). The Board believes redemption of the Rights at this time would remove valuable protections for stockholders and eliminate an important tool designed to protect your interests and could deprive you of substantial economic benefits in the future.

This stockholder proponent submitted this same proposal for the 1994 Annual Meeting, and its statement in support of the proposal this year simply repeats most of the arguments presented in the 1994 Proxy Statement. At the 1994 Annual Meeting, the Company's stockholders voted to reject the proposal and, in effect, to favor the continuance of the Rights Plan. We thank the Company's stockholders for their support.

WHAT RIGHTS PLANS DO

The Rights Plan is intended to protect all of the stockholders, not to entrench management. The Board of Directors originally adopted the Rights Plan to protect the Company's stockholders from the abusive takeover practices and unfair treatment of minority stockholders so prevalent in the 1980s. A key function of a rights plan is to encourage bidders to negotiate with the board of the target company, resulting in better offers for all stockholders. Rights plans give boards time to evaluate offers, investigate alternatives, and take steps necessary to maximize value for all stockholders. A study issued by Georgeson & Company, Inc. in October 1988 confirms the Board's judgment in connection with its adoption of the Rights Plan in 1989 that a rights plan can be beneficial to all stockholders. The study found that the total appreciation in shareholder value for companies with plans was 54.8%, while companies without plans gained only 45.2%. See, Georgeson & Company, Inc. Poison Pill Impact Study II (October 31, 1988).

A consensus has gradually emerged among many major United States corporations that rights plans help inhibit abusive conduct and assist directors in fulfilling their fiduciary duty to all stockholders. A substantial number of companies of all sizes have found adoption of a rights plan to be a prudent step to take to protect stockholder interests even though they were not the subject of current takeover bids. In deciding to adopt the Rights Plan in 1989, your directors sought, received and carefully weighed information and advice from experienced, independent legal and financial advisors. The Board also drew on its collective experience with many other corporations and situations and its intimate knowledge of the Company's own business, prospects and circumstances.

Rights plans do not preclude corporate takeovers. Many corporations which adopted rights plans were later acquired by others. The Company's Rights Plan encourages any individual or group seeking to acquire at least 15% of the Company's stock (representing more than a $250 million investment at current market prices) to negotiate with the Company to obtain its approval of the acquisition. This permits the Board of Directors to ensure that the acquisition is fair and in the best interests of all other stockholders.

RESPONSIBILITY AND ACCOUNTABILITY

The Board of Directors, elected by and answerable to the stockholders, is charged with the responsibility of protecting your interests. You have the right, with your fellow stockholders, to elect the directors you want to manage your investment in the Company. A majority of this Company's Board of Directors is independent in that five of the Company's nine directors are neither employees nor officers of the Company. They add a broad range of experience in business, finance and academia. If confronted with an unsolicited bid for the Company, these outside directors are expected to be independent of management and knowledgeable of, and particularly sensitive to, their fiduciary duty under Delaware law to represent the stockholders and not management when evaluating the merits of an acquisition proposal.

The Board of Directors continues to consider the Rights Plan to be in the best interests of all stockholders. The Rights Plan represents a sound and reasonable means of protecting both a stockholders' right to retain an equity investment in the Company and full value of that investment, while not foreclosing a fair acquisition bid for the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                        PROPOSALS OF SECURITY HOLDERS

All proposals of any stockholder of the Company which the holder desires be presented at the next Annual Meeting of Stockholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than January 7, 1997. All such proposals must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.

                             INDEPENDENT AUDITORS

KPMG Peat Marwick LLP performed the customary auditing services for the fiscal year ended March 2, 1996, and has been selected to perform these services for the next fiscal year. A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting and will be available to respond to questions from the floor and will be afforded an opportunity to make any statement which he may deem appropriate.

                           SOLICITATION OF PROXIES

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by telephone and personal interviews by officers, directors and regularly engaged employees of the Company. It is not anticipated that anyone will be specifically engaged by the Company or by any other person to solicit proxies. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this proxy statement to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

                          ANNUAL REPORT ON FORM 10-K

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, AT THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO RICHARD VARMECKY, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

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                                     [LOGO]










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



                             Rite Aid Corporation
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

    [                                                                   ]

1. Election of Directors,
   Timothy J. Noonan, Nancy A. Lieberman,                           For All
   Leonard Stern, Henry Taub                       For   Withheld   Except
                                                   [ ]     [ ]       [ ]
   ---------------------------------------
   (Except nominee[s] written above.

2. To consider a stockholder proposal              For    Against   Abstain
to redeem preferred stock purchase rights          [ ]     [ ]       [ ]


Signature of Stockholder:
                         ----------------------------------------------------
- -----------------------------------------------------------------------------
Dated:              , 1996
      --------------
NOTE: When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED, OR IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR AND AGAINST THE STOCKHOLDER PROPOSAL, AND THE NAMED PROXIES WILL USE THEIR DISCRETION TO VOTE ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT FURNISHED HEREWITH, AND HEREBY CONFIRMS THAT THIS PROXY SHALL, BE VALID AND MAY BE VOTED WHETHER OR NOT THE STOCKHOLDER'S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.






                             RITE AID CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                JUNE 26, 1996
                      THIS PROXY IS SOLICITED ON BEHALF
                          OF THE BOARD OF DIRECTORS


The undersigned hereby constitutes and appoints Martin Grass and Franklin Brown or either one of them, as proxies, with full power of substitution, to vote all shares of stock of Rite Aid Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of stockholders of the Company to be held at the Radisson Penn Harris Hotel & Convention Center, 1150 Camp Hill Bypass, Camp Hill, Pennsylvania, at 11:00 o'clock a.m., on June 26, 1996, or at any adjournments or postponements thereof:
                                                   (continued on reverse side)